Letter  of  Resignation

To:    Affiliated  Resources  Corporation
Attn:  Peter  V anucci,  Chairman  and  CEO

Date:  June  7,  2000

Dear  Mr.  Vanucci:

I  hereby  resign  as  President  and  COO  and as a Board Member of Affiliated
Resources Corporation effective at the conclusion of the annual meeting on June 7, 2000.

/s/  Michael Bradle